Exhibit 5.1

April 27, 2026

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

Ladies and Gentlemen:

I am Deputy General Counsel of The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”) and in that capacity have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of 29,260,000 shares of the common stock, par value $5.00, of the Company (the “Common Stock”), which may be issuable under The PNC Financial Services Group, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”).

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

I have reviewed such corporate records and other documents relating to the Company and the Plans and certificates of public officials and officers of the Company that I have deemed necessary under the circumstances as a basis for the opinions hereinafter expressed.

In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; (iii) the conformity to originals of all documents submitted to me as certified or reproduced copies and the authenticity of the originals of such documents; (iv) the accuracy, completeness and authenticity of certificates or letters of public officials; and (v) the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company), where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Based upon the foregoing, it is my opinion that the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plans, will be validly issued, fully paid, and non-assessable.

I am a member of the Bar of the Commonwealth of Pennsylvania, and I express no opinion as to the laws of any jurisdiction other than the Pennsylvania Business Corporation Law and the laws of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Kathryn Leonard

Kathryn Leonard

Deputy General Counsel

The PNC Financial Services Group, Inc.